Trecora Resources Appoints Patrick D. Quarles as President and Chief Executive Officer

SUGAR LAND, Texas, November 30, 2018 /PRNewswire/ -- The Board of Directors (the “Board”) of Trecora Resources (NYSE: TREC), a leading provider of high purity specialty hydrocarbons and waxes, today announced that Patrick “Pat” D. Quarles has been appointed President and Chief Executive Officer. Mr. Quarles will be replacing Simon Upfill-Brown who has announced his plans to resign from the position to pursue other opportunities, effective Monday, December 3, 2018. Mr. Quarles will continue to serve as a member of the Board.
“We are excited to announce that Pat Quarles has been named our new President and CEO. He is a strategic, decisive and hands-on leader. Pat joined our Board earlier this year as an independent director after a very successful career leading change and performance enhancements at Celanese and LyondellBasell,” said Nicholas Carter, Chairman of Trecora Resources. “We are confident in the knowledge and experience that Pat brings to our team and believe he will help effectuate change that will enhance the company’s success."
"Further, it has been a privilege to work with Simon. He has dedicated himself to our company since 2012 and in that time, he has helped Trecora accomplish many key initiatives, not only in his tenure as CEO but also in his role at AMAK. We wish him the best in his future endeavors,” Mr. Carter concluded. With Mr. Upfill-Brown’s departure from the Company, the number of directors on Trecora’s Board will be fixed at six.
Mr. Quarles commented, “I am excited about the opportunity to contribute to Trecora’s success. The company has added significant new capabilities over the past few years. I am confident that as we focus on safe, reliable operations and excellent product quality, we will create long term value for our shareholders.”
Mr. Quarles joined Trecora’s Board in September of this year, and he brings over 25 years of experience in the petrochemical industry. Most recently, Mr. Quarles served as Executive Vice President and President, Acetyl Chain and Global Supply Management at Celanese Corporation, a $6.1 billion global technology, specialty materials company. Prior to that, he spent 25 years with LyondellBasell Industries and predecessor companies. Mr. Quarles holds a bachelor's degree in Mechanical Engineering from Clemson University and an MBA from Northwestern University, Kellogg School of Management.
About Trecora Resources (TREC)
TREC owns and operates a facility located in southeast Texas, just north of Beaumont, which specializes in high purity hydrocarbons and other petrochemical manufacturing. TREC also owns and operates a leading manufacturer of specialty polyethylene waxes and provider of custom processing services located in the heart of the Petrochemical complex in Pasadena, Texas. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.
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Investor Relations Contact:
Jean Marie Young
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com